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COOPER INDUSTRIES
P.O. Box 4446
Houston, Texas 77210-4446
                                                                    Exhibit 99.1



NEWS RELEASE

FOR IMMEDIATE RELEASE
December 28, 1998

Contact:  John Breed
          (713) 209-8835
          (281) 381-3150 (cell)

COOPER INDUSTRIES MOVES TO IMPROVE LONG-TERM COMPETITIVE POSITION
PLANT CONSOLIDATIONS AND OTHER ACTIONS TO TRIM 1,000 JOBS

HOUSTON, TX, Dec. 28 -- Cooper Industries, Inc. (NYSE:CBE) announced today that it will be implementing additional strategic actions that will increase earnings and cash flow and otherwise enhance the company's long-term competitive position. These actions include the further consolidation of manufacturing operations, relocation of a substantial number of production positions to lower-cost locations and reduction of general and administrative expenses company-wide.

     "As we look to the future, the changes we've announced today are necessary for us to effectively compete," said H. John Riley, Chairman, President and Chief Executive Officer. "Over the last several years, we've made considerable progress in reshaping Cooper into a company focused on our higher growth and less volatile electrical and tools and hardware businesses. These actions are a continuation of that effort, enhancing our ability to continue the industry-leading performance of our electrical products businesses and improve the competitiveness of our tools and hardware operations," Riley said.

     The company will take a charge in the fourth quarter to cover the expenses of the program. The charge will be more than offset by a gain to be recognized in the fourth quarter from the transfer of the company's Wyman-Gordon common stock in settlement of its DECS (Debt Exchangeable for Common Stock). The associated cost savings are expected to have an impact on Cooper's operating expenses beginning in the second quarter of 1999, with full benefits expected to be realized in 2000.

     Cooper's plans target the elimination of 1,000 positions throughout the company's worldwide operations during the next 12 to 18 months, including a reduction of about 350 jobs in

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the first quarter of 1999.  To achieve this goal, the company will use a combination of voluntary and involuntary separations.

     Cooper has established a voluntary termination program that will be offered to eligible employees at certain company locations. The program includes an enhanced severance package and other benefits to ease the transition. Other employees whose employment is terminated as a result of the company's actions will also be eligible for severance benefits, in accordance with the company's policy.

     Manufacturing consolidation plans will include the elimination of more than a dozen facilities throughout the company's worldwide operations. Cooper plans to transfer much of this work to other existing facilities. In some cases, the manufacture of certain products will be transferred to expanded facilities in Mexico to improve cost competitiveness.

     Cooper Industries, a worldwide manufacturer of electrical products, tools and hardware, is headquartered in Houston, Texas. Additional information about Cooper is available on the company's World Wide Web site:
www.cooperindustries.com.

     Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, many of which are outside the control of the company, such as the level of market demand for the company's products, competitive pressures and future economic conditions. These factors are discussed in the company's 1997 Annual Report of Form 10-K and other Securities and Exchange Commission filings.

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